Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made as of the 15th day of May, 2017, by and among Peter B. Johnston, (hereinafter referred to as the “Interim CEO”), and Tronox LLC, a Delaware limited liability company, having its principal place of business at 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901 (hereinafter referred to as the “Company”).

1.             Employment; Immigration.

(a)           Employment.  The Company hereby employs the Interim CEO and the Interim CEO agrees to work for the Company during the Term (as defined below) of and upon the terms and conditions set forth in this Agreement.

(b)           Immigration Law Compliance.  The Interim CEO shall have or obtain legal authorization to work in the United States.  An I-9 Employment Eligibility Verification Form (the “I-9 Form”) verifying identity and authorization to work must be completed and signed within three (3) business days of the Effective Date (as defined below).  It is the Interim CEO’s responsibility to keep the Company informed of all relevant changes to the Interim CEO’s visa status.

2.             Term.  The term of this Agreement (the “Term”) shall be for a period beginning on May 15, 2017 (the “Effective Date”) and continuing until the earlier of (i) the one-year anniversary of the Effective Date, or (ii) the appointment by the Board of Directors of the Company (the “Board”) of a successor Chief Executive Officer and the commencement of service by such successor in such capacity, unless earlier terminated in accordance with Section 7 of this Agreement.

3.             Position and Duties.  The Interim CEO shall serve as Chief Executive Officer of the Company.  In such capacity, the Interim CEO shall have the duties, responsibilities and authorities customarily associated with the position of Chief Executive Officer of the Company, in companies the size and nature of the Company.  The Interim CEO shall report directly to the Boards of Directors of the Company.  The Interim CEO agrees to serve, without additional compensation, as a member of the Board and/or as an officer of any Affiliate (as defined in Section 15(c) below) of the Company.  The Interim CEO shall devote his full business time, attention and energies to the business of the Company and its Affiliates and the performance of his duties hereunder.  The Interim CEO shall not, without the prior written consent of the Company, directly or indirectly, during the Term, render services, for compensation or otherwise, to or for any other person or firm; provided that nothing herein shall be interpreted to preclude Interim CEO from participating as an officer or director of, or advisor to, (i) any charitable or other tax exempt or civic organization on which the Interim CEO is serving as of the date of this Agreement and has previously notified the Board in writing, (ii) a reasonable number of other companies, subject to the advance approval of the Board, and (iii) civic, charitable, educational, religious, public interest or public service boards, but only  to the extent the activities set forth in clauses (i), (ii) and (iii), taken together, do not materially interfere with the performance of the Interim CEO’s duties and responsibilities hereunder and such activities do not adversely reflect on the reputation of the Company or conflict with the business goals of the Company, as determined in the sole discretion of the Board.  The Interim CEO may also manage his personal and family investments, to the extent such activities do not materially interfere with the performance of his duties and responsibilities hereunder.

4.             Place of Performance.  The Interim CEO shall be based primarily at the Company’s principal executive offices, currently located in Stamford, Connecticut, or such other Company location as may be reasonably required by the Board.  The Interim CEO understands and agrees that he may be required to travel from time to time for business purposes.

5.             Board.  The parties hereby acknowledge that (i) for so long as the Interim CEO serves as Chief Executive Officer of the Company in accordance with this Agreement, he shall be not be deemed an independent member of the Board of the Company, and (ii) provided the Interim CEO has served as the Chief Executive Officer of the Company for a period of less than one (1) year, then, upon ceasing to serve in such role and provided he otherwise remains a member of the Board of the Company, the Interim CEO shall be deemed an independent member of the Board of the Company.

6.             Compensation/Benefits.

(a)           Base Salary.  During the Term of this Agreement, the Company agrees to pay Interim CEO a base salary at the rate of US $1,000,000/year, less applicable deductions and withholdings (“Base Salary”).  This Base Salary may be increased based on the reasonable business judgment and in the sole discretion of the compensation committee of the Board (the “Compensation Committee”).  Such Base Salary shall be payable in accordance with the Company’s normal business practices or in such other amounts and at such other times as the parties may mutually agree.

(b)           Bonus.  Upon the completion of the Term of this Agreement, Interim CEO shall be eligible to receive a bonus (“Bonus”) in a target amount equal to the amount of Base Salary paid to him during the Term (e.g., if the Term is three months and Interim CEO receives total Base Salary payments of US $250,000, then his target bonus shall be US $250,000; if the Term is six months and Interim CEO receives total Base Salary payments of US $500,000, then his target bonus shall be US $500,000, etc.).  The Compensation Committee shall have the sole discretion to determine the actual amount of the Bonus and such Bonus may be paid at, above or below target; provided, however, that such Bonus shall not exceed US $1,000,000.

(c)           Benefits/Vacation.  During the Term of this Agreement, the Company shall provide Interim CEO with such other benefits, including medical, dental, life insurance, retirement and other plans as are made generally available to senior executive employees of the Company from time to time, subject to the Interim CEO’s satisfaction of the applicable eligibility requirements.  The Interim CEO’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Interim CEO shall be entitled to paid vacation in accordance with the applicable policies of the Company, which shall be accrued and used in accordance with such policies.  Nothing in this Agreement shall be construed to require the Company to establish any benefit plans or to prevent the modification or termination of any benefit plans once established.

(d)           Expenses; Housing and Transportation Allowance.  During the Term of this Agreement, the Company shall reimburse Interim CEO for the reasonable business expenses incurred by Interim CEO in the course of performing his duties for the Company hereunder in accordance with the procedures then in place for such reimbursement.  In addition, the Company shall pay the Interim CEO a mutually agreed allowance to cover his reasonable housing and automobile expenses while living in Stamford, Connecticut in accordance with the policies and procedures then in place.

(e)           Travel to Australia.  The Company shall provide the Interim CEO with reimbursement for personal travel so that he can visit his family in Australia or have his family visit him in the United States.  Such reimbursement shall not exceed US $25,000 per calendar quarter.

7.             Early Termination.

(a)           Events of Termination.  The Interim CEO’s employment hereunder shall be terminated and, other than the obligations listed in Section 7(c), the Company’s obligations hereunder shall cease, including the obligation to pay compensation for any period after the date of termination.

(i)            Death:  without the necessity of notice, upon the death of the Interim CEO;

(ii)           By the Company:

(A)	upon the Disability of the Interim CEO, or

(B)	without Cause, or

(C)
with Cause.  In order to invoke a termination for Cause, (1) the Company must provide written notice to the Interim CEO stating the basis for the termination for “Cause,” and (2) as to clauses (A), (B) or (E) of Section 7(b)(ii), the Interim CEO has failed to cure the conduct that is the basis of the determination of Cause, to the extent curable, within fifteen (15) days of the giving of such notice.

(iii)          By the Interim CEO:

(A)	upon thirty (30) days advance written notice, subject to Section 7(i), or

(B)
for Good Reason.  In order to invoke a termination for Good Reason, (A) the Interim CEO must provide written notice to the Company within thirty (30) days of the occurrence of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (C) the Interim CEO must terminate employment within thirty (30) days following the expiration of the Company’s cure period.

(b)           Definitions.  As used herein, the following terms shall have the meanings set forth below:

(i)            the term “Disability” shall mean the inability of the Interim CEO efficiently to perform the essential functions of his job, even with reasonable accommodation, as a result of a disability or illness, as such terms are defined by the Americans with Disabilities Act, which inability is expected to exceed one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period. “Disability” shall be determined by agreement of the Interim CEO’s treating physician and a physician appointed by the Company or, if such physicians cannot agree on Disability, they shall together appoint a third independent physician whose determination of Disability shall be final.  The Interim CEO shall make himself available for examination by the physician or physicians making the determination of Disability as the Company may reasonably request.

(ii)           The term “Cause” shall mean a finding by the Board that the Interim CEO has (A) acted with negligence or engaged in misconduct in connection with the performance of his duties hereunder, (B) engaged in an act of insubordination, (C) engaged in common law fraud against the Company or its employees, (D) been convicted of, or pleaded nolo contendere to, a crime (other than minor traffic violations), (E) acted against the best interests of the Company in a manner that has or could have a material adverse affect on the financial condition of the Company, as determined by the Board in its sole discretion, or (F) materially breached this Agreement.

(iii)          The term “Good Reason” shall mean (A) any material diminution in the Interim CEO’s title, duties or authority; (B) a reduction in the Interim CEO’s Base Salary; (C) the assignment of duties substantially inconsistent with the Interim CEO’s status as an executive officer of the Company; (D) any other material breach of this Agreement; or (E) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company after a merger, consolidation, sale or similar transaction in which such Agreement is not assumed by operation of law.

(c)           Payments Upon Termination.

(i)            Upon the death or Disability of the Interim CEO, the Interim CEO or his estate or legal representative shall be entitled to all compensation and benefits earned but not yet paid to and including the date of termination, including (i) Base Salary, (ii) accrued and unused vacation and sick days, (iii) any amounts or benefits owing to the Interim CEO or to the Interim CEO’s beneficiaries under then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement) and (iv) reimbursement of expenses properly incurred by the Interim CEO prior to the date of termination (together, the “Accrued Benefits”).  In the event of the Interim CEO’s Disability, any amounts payable as compensation during the period of disability or illness shall be reduced by any amounts paid during such period under any disability plan or similar insurance of the Company.

(ii)           Upon termination of this Agreement by the Company for any reason other than death, disability or Cause, and upon termination of this Agreement by the Interim CEO for Good Reason, Interim CEO shall be entitled to (i) all Accrued Benefits,  and (ii) continuation of his Base Salary for the remainder of the Term (the “Salary Continuation”).  For the avoidance of doubt, termination of this Agreement by reason of the appointment by the Board of a successor Chief Executive Officer and the commencement of service by such successor in such capacity shall not be deemed early termination, and the Interim CEO shall only be entitled to payment of the Accrued Benefits in such event.

(iii)          Upon termination of this Agreement by the Company for Cause, upon termination of this Agreement by the Interim CEO without Good Reason, and upon the expiration of the Term of this Agreement, the Interim CEO shall be entitled to the Accrued Benefits and no other payments.

(d)           Timing of Payments.  The Interim CEO shall be paid the Base Salary through date of termination and accrued and unused vacation and sick days included in the Accrued Benefits promptly after the date of termination.  Except as set forth herein, following payment of the Accrued Benefits, and the Salary Continuation, if applicable, the Company shall have no further obligations to the Interim CEO or his estate or legal representative under this Agreement.

(e)           Release.  As a condition of receiving any and all amounts payable and benefits or additional rights provided pursuant to this Agreement, other than the Accrued Benefits, the Interim CEO must execute and deliver to the Company and not revoke a general release of claims in favor of the Company in substantially the form attached on Annex A hereto.  Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Interim CEO’s date of termination.  The Company shall deliver to the Interim CEO the appropriate form of release of claims for the Interim CEO to execute within ten (10) business days following the date of termination.

(f)            Certain Payment Delays.  Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in Section 7(c) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 22(a) hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shalt not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(g)           No Offset.  The Interim CEO shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.

(h)           Resignations.  If the Interim CEO’s employment is terminated by the Company for Cause, or upon termination of this Agreement by the Interim CEO without Good Reason, the Interim CEO will resign as a director and officer of the Company and each of the Company’s Affiliates, as applicable, and from any other entity in which he is serving as a director or officer at the request of the Company.  Such resignations shall be effective no later than the date of termination of the Interim CEO’s employment with the Company.

8.             Employer’s Authority.  Interim CEO agrees to observe and comply with the rules and regulations of the Company as adopted by the Company’s Board of Directors respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time.

9.             Confidentiality, Non-Disclosure and Non-Competition.  The Company and the Interim CEO acknowledge and agree that during the Interim CEO’s employment with the Company, the Interim CEO will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates and have access to and may assist in developing non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing and other non-public proprietary and confirmation information (collectively, “Confidential Information”).  The Interim CEO agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Interim CEO that would result in serious adverse consequences for the Company and the Company Affiliates:

(a)           Non-Disclosure. During and after the Interim CEO’s employment with the Company, the Interim CEO will not knowingly use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Interim CEO’s duties with the Company as determined reasonably and in good faith by the Interim CEO. Anything herein to the contrary notwithstanding, the provisions of this Section shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Interim CEO to disclose or make accessible any information, provided that prior to any such disclosure the Interim CEO shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Interim CEO shall cooperate with the Company at the Company’s sole expense in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Interim CEO’s violation of this Section.

(b)           Materials. The Interim CEO will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Interim CEO will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after termination of Interim CEO’s employment. The Interim CEO agrees to identify and return to the Company any copies of any Confidential Information after the Interim CEO ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section shall prevent the Interim CEO from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c)           Non-Solicitation.  During the Term and for twelve (12) months thereafter, the Interim CEO shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Company Affiliates (or who was so employed within six (6) months prior to the Interim CEO’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Company Affiliates, and the Interim CEO shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Interim CEO’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Interim CEO’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section; in each case, to the extent the Interim CEO does not encourage the former employee to become employed by a company or business that employs the Interim CEO or with which the Interim CEO is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).

(d)           Non-Competition.

(i)            During the Term and for twelve (12) months thereafter, the Interim CEO shall not, directly or indirectly, (A) solicit, service, or assist any individual, person, firm or entity other than the Company or the Company Affiliates in soliciting or servicing any person, business or entity for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its subsidiaries, or performing any services that are performed by the Company or its subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or the Company Affiliates and any customer or client thereof or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any person, business or entity that engages in or owns or controls a significant interest in any person, business or entity that engages in competition with the Company or the Company Affiliates; provided, however, that Interim CEO may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting power of such entity. The Interim CEO acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Interim CEO has sufficient assets and skills to provide a livelihood for the Interim CEO while such covenant remains in force and that, as a result of the foregoing, in the event that the Interim CEO breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(ii)           If the restrictions contained herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, then such provisions shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e)           Conflicting Obligations and Rights.  The Interim CEO agrees to inform the Company of any apparent conflicts between the Interim CEO’s work for the Company and any obligations the Interim CEO may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(f)            Enforcement.  The Interim CEO acknowledges that in the event of any breach of this Section, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Interim CEO expressly waives. The Interim CEO understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Interim CEO agrees that each of the Interim CEO’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

10.           Mutual Non-Disparagement.  During the Term and for the two (2) year period following the date of termination, the Interim CEO agrees not to make public statements or communications that disparage the Company or any of the Company Affiliates, their businesses, services, products or their affiliates or their current, former or future directors or executive officers (in their capacity as such), or with respect to any current or former director or executive officer or shareholder of the Company or any of the Company Affiliates (in their capacity as such). During the Term and for the two (2) year period following the date of termination, the Company, for itself and each of the Company Affiliates, and the Parent, for itself and each of the Parent’s subsidiaries and affiliates, agree to instruct its directors to not make public statements or communications that disparage the Interim CEO. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

11.           Execution, Delivery and Performance.  The execution, delivery and performance by the Interim CEO of this Agreement or any other agreement, instrument or document contemplated herein or hereby will not result in a breach of or conflict with any terms of any other agreement, instrument or document to which the Interim CEO is a party or by which the Interim CEO or his property is bound.  No consent or approval of any person or entity, other than those that have been obtained by the Interim CEO, is required for the Interim CEO to execute, deliver and perform its obligations under this Agreement or any agreement, instrument or document contemplated herein or hereby.

12.           Indemnification.  During the Term and thereafter, the Company agrees to indemnify and hold the Interim CEO and the Interim CEO’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Interim CEO that arises out of or relates to the Interim CEO’s service as an officer, director or employee, as the case may be, of the Company, or the Interim CEO’s service in any such capacity or similar capacity with an Affiliate or other entity at the request of the Company, both prior to and after the Commencement Date, and to promptly advance to the Interim CEO or the Interim CEO’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Interim CEO or on the Interim CEO’s behalf to repay such amount if it shall ultimately be determined that the Interim CEO is not entitled to be indemnified by the Company.  During the Term and thereafter, the Company also shall provide the Interim CEO with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.  If the Interim CEO has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Interim CEO may request indemnity under this provision, the Interim CEO will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Interim CEO’s right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding and the Interim CEO will use reasonable efforts to cooperate with such defense.  To the extent that the Interim CEO in good faith determines that there is an actual or potential conflict of interest between the Company and the Interim CEO in connection with the defense of a proceeding, the Interim CEO shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Interim CEO (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Interim CEO’s separate defense.  This Section shall continue in effect after the termination of the Interim CEO’s employment or the termination of this Agreement.

13.           Notices.  Any notice permitted or required hereunder shall be deemed sufficient when hand-delivered or mailed by certified mail, postage prepaid, return receipt requested or delivered by nationally recognized overnight courier service and addressed if to the Company at the address indicated above and if to the Interim CEO at the address indicated below (or to such other address as may be provided by written notice received at least five (5) business days prior to the hand delivery or mailing of any such notice).

14.           Survival.  The provisions of Sections 7, 8, 9, 10, 11, 12, 15, 16, 17, 18, 19, 20, 21 and 22 hereof and this Section 14 shall survive the termination of employment of the Interim CEO.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15.           Miscellaneous.  (a)  This Agreement, together with the other agreements referenced herein, (i) constitutes the entire agreement between the parties concerning the subjects hereof, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof, (ii) shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, (iii) may be executed in one or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument (iv) may not be assigned by Interim CEO without the prior written consent of the Company, and (v) may be assigned by the Company to any Affiliate of the Company or to the successors or assigns of the Company, provided such successors or assigns carry on substantially the Company’s business as conducted at the time of assignment and shall be binding upon, and inure to the benefit of, any such Affiliate, successor or assign.

(b)           Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

(c)           As used herein, the term “Affiliate” shall mean any individual or entity controlling, controlled by or under common control with the Company, or any officer or director of the Company, now or in the future, including without limitation, partnerships, limited liability companies or joint ventures in which the Company or any Affiliate acquires a controlling interest.

16.           Amendment; Waiver.  This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.  No waiver of any provision of this Agreement or any breach hereunder shall be deemed a waiver of any other provision or subsequent breach, nor shall any such waiver constitute a continuing waiver.  Delay or failure of any party to insist on strict performance or observance of any provision of this Agreement or to exercise any rights or remedies hereunder shall not be deemed a waiver.  Any waiver shall be effective only if in writing and signed by the waiving party. .

17.           Severability.  The provisions of this Agreement are severable.  The invalidity of any provision shall not affect the validity of any other provision.

18.           Governing Law.  This Agreement shall be construed and regulated in all respects under the internal laws of the State of Connecticut, without reference to conflicts of laws rules.

19.           Rights Cumulative.  The rights and remedies set forth in this Agreement are in addition to, and cumulative with, any rights or remedies of the parties at law or in equity.

20.           Arbitration.  In the event of any dispute between the parties, including but not limited to any claims arising from or related to this Agreement or the termination of this Agreement, any claims related to the Interim CEO’s employment or the termination of the Interim CEO’s employment, or any claims arising under the state and federal laws governing employment (including without limitation discrimination claims), such dispute will be determined, upon the written re-quest of either party, by binding arbitration under the auspices of and pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration shall be conducted in Stamford, Connecticut before a single arbitrator.  The arbitrator will have no power to add to, subtract from, or modify any of the terms of this Agreement except that a provision otherwise invalid, illegal or unenforceable shall be modified or subtracted from to the least extent necessary to make it valid, legal and en-forceable.  The decision of the arbitrator shall be final and may be en-forced by any court of competent jurisdiction, and both parties hereto consent to the personal jurisdiction of the state and federal courts of Connecticut for such purposes.  Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief against the Interim CEO in the state and federal courts of Connecticut for any breach or threatened breach of any provisions of this Agreement.  In addition, in the event that the Company prevails in any such action for injunctive relief, the Interim CEO shall be liable to the Company for all of its attorneys’ fees and legal costs incurred in such action, as well as all damages or other remedies available at law.

21.           Withholding.  The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes or other amounts as shall be required pursuant to any law or governmental regulation or ruling.

22.           Section 409A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Interim CEO notifies the Company (with specificity as to the reason therefor) that the Interim CEO believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Interim CEO to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Interim CEO, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall he made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Interim CEO and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Interim CEO is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Interim CEO, and (B) the date of the Interim CEO’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Interim CEO in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Interim CEO, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)           For purposes of Code Section 409A, the Interim CEO’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the solo discretion of the Company.

(e)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

TRONOX LLC

By:	/s/ Richard L. Muglia
Name:	Richard L. Muglia
Title:	Senior Vice President and General
Counsel

INTERIM CEO

/s/ Peter B. Johnston
Peter B. Johnston
Address:

[Signature Page to Interim CEO Employment Agreement]

Annex A

GENERAL RELEASE

I, Peter B. Johnston, in consideration of and subject to the performance by Tronox LLC (together with its parent companies, including without limitation Tronox Limited, and subsidiaries, the “Company”), of its obligations under Section 7 of the Interim CEO Employment Agreement, dated as of [●] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”).  The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.             I understand that, other than the Accrued Benefits, the payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 7 of the Agreement, other than the Accrued Benefits, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.             Except as provided in Section 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ lees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993: the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts, including but not limited to the Connecticut Fair Employment Practices Act (“CFEPA”), the Connecticut Family and Medical Leave Act (“CFMLA”), the Connecticut wage and hour statutes; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for unpaid wages, unpaid bonuses, unpaid vacation time, unpaid overtime (other than the “Accrued Benefits” as that term in the Agreement) or  costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).  I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.             I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in Section 2 as of the execution of this General Release.

7.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.             I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.             I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.           Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.           I hereby acknowledge that of Sections 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21 and 22 of the Agreement shall survive my execution of this General Release.

12.           I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Section 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way ailed to any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.           Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each ease concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT;

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF TIIE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF’ 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE, SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this General Release; or have caused this General Release to be duly executed and delivered on their behalf.

TRONOX LLC

By:
Name:	Date
Title:

INTERIM CEO

Peter B. Johnston	Date